UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): December 9, 2015

(Exact name of registrant as specified in its charter)

Maryland	001-34385	26-2749336
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1555 Peachtree Street, NE, Atlanta, Georgia	30309
(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (404) 892-0896
n/a
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01	Completion of Acquisition or Disposition of Assets.

On December 9, 2015, IAS Asset I LLC and IAS Services LLC, wholly-owned subsidiaries of Invesco Mortgage Capital Inc. (the “Company,” “we,” or “our”) completed the sale (the “Transaction”) of certain beneficial interests (the “Securities”) in consolidated residential loan securitization trusts (the “Residential Securitizations”) for an aggregate sale price of $69.1 million. The Securities were sold to unaffiliated third parties through multiple brokers in a competitive bid process and included the most subordinated classes of asset-backed securities issued by the Residential Securitizations. The Company sold these Securities in order to further our efforts to increase shareholder value by allocating capital away from lower return investments toward share repurchases.
As described in Notes 2 and 3 of our Annual Report on Form 10-K/A for the year ended December 31, 2014, the Residential Securitizations are variable interest entities. The Company consolidated the Residential Securitizations because the Company had both (i) the power to direct the activities of the Residential Securitizations that most significantly impact the economic performance of the Residential Securitizations, and (ii) the right to receive benefits from the Residential Securitizations or the obligation to absorb losses of the Residential Securitizations that could be significant. The Company does not manage the Residential Securitizations or serve as the loan servicer for the Residential Securitizations. A portion of the Securities sold in the Transaction are the most subordinated classes of asset-backed securities issued by the Residential Securitizations and the holders of these Securities have certain default oversight rights on defaulted residential loans held by the Residential Securitizations.  As a result of the Transaction, the Company no longer has the power to direct the activities of the Residential Securitizations through default oversight rights and is therefore no longer the primary beneficiary of the Residential Securitizations. The Company will deconsolidate the assets and liabilities of the Residential Securitizations as of the date of the Transaction. Total assets and total liabilities of the Residential Securitizations were approximately $3.3 billion and $2.9 billion, respectively, as of September 30, 2015. Retained asset-backed securities issued by the Residential Securitizations will be recorded in mortgage-backed and credit risk transfer securities on the Company’s consolidated balance sheet at fair market value as of the date of the Transaction.
As illustrated in the Pro Form Debt-to-Equity ratio in Item 9.01 of this Form 8-K, the Company’s debt-to-equity ratio will decrease as a result of the Transaction.  In addition, we expect the Company will benefit from reduced accounting and auditing expenses associated with consolidating the Residential Securitizations and increased transparency into the Company’s results of operations and financial position.
The Company utilized the net proceeds of the Transaction to repurchase common stock.  The Company has repurchased approximately $75 million of common stock during the fourth quarter of 2015 and $125 million of common stock year-to-date.
The information set forth under Item 9.01 of this report is incorporated herein by reference.

Cautionary Statement Regarding Forward-Looking Statements
This Current Report on Form 8-K contains statements reflecting assumptions, expectations, projections, intentions or beliefs about future events that are intended as “forward-looking statements.” These statements are based on the current beliefs and expectations of the Company’s management and are subject to significant risks and uncertainties. Please read the Company's annual, quarterly and current reports filed under the Securities Exchange Act of 1934, as amended, including its Annual Report on Form 10-K/A for the year ended December 31, 2014 and its subsequent Quarterly Reports on Form 10-Q for additional information about the risks, uncertainties and other factors affecting these forward-looking statements. Actual future results may vary materially from those expressed or implied in any forward-looking statements. All of the Company's forward-looking statements, whether written or oral, are expressly qualified by these cautionary statements and any other cautionary statements that may accompany such forward-looking statements. In addition, the Company disclaims any obligation to update any forward-looking statements to reflect events or circumstances after the date hereof.

Item 8.01	Other Events.

On December 15, 2015, the Company issued a press release announcing quarterly common and preferred stock dividends and share repurchases in the fourth quarter of 2015. A copy of that press release is attached hereto as Exhibit 99.2 and is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(b)	Pro Forma financial information.

The following unaudited pro forma condensed consolidated financial information of the Company giving effect to the disposition of Securities and deconsolidation of the Residential Securitizations is being filed as Exhibit 99.1 of this Form 8-K and is incorporated herein by reference:

•	Pro Forma Condensed Consolidated Balance Sheet (Unaudited) as of September 30, 2015;

•	Pro Forma Condensed Consolidated Statement of Operations (Unaudited) for the Nine Months Ended September 30, 2015; and

•	Pro Forma Condensed Consolidated Statement of Operations (Unaudited) for the Year Ended December 31, 2014.

•	Pro Forma Debt-to-Equity Ratio as of September 30, 2015

(d)	Exhibits.

Exhibit No.	Description
99.1	Pro Forma Condensed Consolidated Financial Information (Unaudited).
99.2	Press Release, dated December 15, 2015, issued by Invesco Mortgage Capital Inc.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Invesco Mortgage Capital Inc.

By: /s/ Richard Lee Phegley, Jr.
Richard Lee Phegley, Jr.
Chief Financial Officer

Date: December 15, 2015